Exhibit (d)(4)

Amendment

To Investment Advisory Agreement

Dated June 10, 2003,

Between

Financial Investors Trust and

SSgA Funds Management, Inc.

THIS AMENDMENT is made as of March 27, 2009, between Financial Investors Trust, a Delaware business trust (the “Fund”) and SSgA Funds Management, Inc., a Massachusetts corporation (“SSgA FM”).

WHEREAS, the Fund and SSgA FM have entered into an Investment Advisory Agreement (the “Agreement”), dated June 10, 2003; and

WHEREAS, the Fund and SSgA FM wish to modify the provisions of the Agreement to reflect the deletion of the U.S. Treasury Money Market Fund therein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.          Deletion of Fund.  The second WHEREAS clause is deleted in its entirety and the following is inserted in lieu thereof:  “WHEREAS, the American Freedom U.S. Government Money Market Fund (the “Fund”) a series of the Trust; and”

2.          Miscellaneous.  Other than as amended hereby, all terms and conditions of the Agreement are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

SSgA FUNDS MANAGEMENT, INC.		FINANCIAL INVESTORS TRUST

By:	/s/ James Ross	By:	/s/ JoEllen L. Legg
Name: James Ross		Name: JoEllen L. Legg
Title: President		Title: Secretary